 Exhibit (a)(1)(C)
Offer to Purchase for Cash
Up to 13,237,834 Class A Ordinary Shares
of
MANCHESTER UNITED plc
AT
$33.00 PER CLASS A ORDINARY SHARE IN CASH
BY
TRAWLERS LIMITED
A COMPANY LIMITED BY SHARES INCORPORATED UNDER THE LAWS OF THE ISLE OF MAN AND WHOLLY OWNED BY
JAMES A. RATCLIFFE
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. EASTERN TIME, ON FEBRUARY 13, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
January 17, 2024
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
We have been appointed by Trawlers Limited (“Purchaser”), a company limited by shares incorporated under the laws of the Isle of Man and wholly owned by James A. Ratcliffe, a natural person (an “Offeror” and together with the Purchaser, the “Offerors”), in connection with Purchaser’s offer to purchase up to 13,237,834 Class A ordinary shares (the “Offer Cap”), par value $0.0005 per share (“Class A Shares”), of Manchester United plc (the “Company”), a Cayman Islands exempted company, which, based on information from the Company, represents 25.0% of the issued and outstanding Class A Shares as of the close of business on December 22, 2023 , rounded up to the nearest whole Class A Share, at a price of $33.00 per Class A Share, in cash, without interest thereon, less any required tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of the date hereof (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related Letter of Transmittal, dated as of the date hereof (together with any amendments or supplements thereto, the “Letter of Transmittal”) (which as they may be amended, supplemented, or otherwise modified from time to time, together constitute the “Offer”) enclosed herewith. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer.
The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 14 of the Offer to Purchase (collectively, the “Offer Conditions”).
For your information and for forwarding to your clients for whom you hold Class A Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer to Purchase;

2.
The Letter of Transmittal for your use in accepting the Offer and tendering Class A Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3.
A form of letter which may be sent to your clients for whose accounts you hold Class A Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.
A return envelope addressed to the Computershare Trust Company, N.A. (the “Depositary”) for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at one minute after 11:59 p.m. Eastern Time on February 13, 2024 (the “Expiration Time”), unless Purchaser extends the Offer in accordance with the terms of the Transaction Agreement, in which event the term “Expiration Time” will mean the time to which the initial expiration time of the Offer is so extended.
The Offer is being made pursuant to the transaction agreement, dated as of December 24, 2023 (together with any amendments or supplements thereto, the “Transaction Agreement”), by and among Purchaser, the sellers party thereto, who are Glazer family members and affiliates (“Sellers”), and the Company. On the terms specified in the Transaction Agreement and subject to the satisfaction or, to the extent waivable by Purchaser, waiver of the Offer Conditions, on or prior to the Expiration Time and further subject to the proration procedures described below, Purchaser will irrevocably accept for payment and purchase, and pay for, a number of Class A Shares up to the Offer Cap validly tendered (and not validly withdrawn as described in Section 4 of the Offer to Purchase) pursuant to the Offer as promptly as practicable (and in any event within two business days) after, (i) in the event proration is not required, the Expiration Time or (ii) in the event proration is required, the final proration factor has been determined, which may be until up to five New York Stock Exchange trading days after the Expiration Time (each such time of acceptance, the “Offer Acceptance Time”).
In the event that Class A Shares representing more than the Offer Cap are validly tendered (and not validly withdrawn as described in Section 4 of the Offer to Purchase) prior to the Expiration Time, Purchaser will purchase a number of Class A Shares equal to the Offer Cap on a pro rata basis based on the number of Class A Shares validly tendered (and not validly withdrawn) prior to the Expiration Time. In doing so, Purchaser will determine the number of Class A Shares validly tendered (and not validly withdrawn) by each tendering shareholder and apply a proration factor to determine the number of tendered Class A Shares Purchaser will purchase from each tendering shareholder. The proration factor will equal a number of Class A Shares equal to the Offer Cap divided by the number of Class A Shares that were validly tendered, and not validly withdrawn (with any resulting fractional Class A Shares rounded to the nearest whole Class A Share). For example, if a total of 26,475,668 Class A Shares are properly tendered (and not validly withdrawn), Purchaser will purchase 50% of the number of Class A Shares that each shareholder tendered (with any resulting fractional Class A Shares rounded to the nearest whole Class A Share).
For Class A Shares to be properly tendered pursuant to the Offer, the share certificates or confirmation of receipt of such Class A Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary.
Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent, and Computershare Trust Company, N.A. as the Depositary, for soliciting tenders of Class A Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all share transfer taxes applicable to its purchase of Class A Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.
Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.
Very truly yours,
Georgeson LLC

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE OFFERORS, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
The Information Agent for the Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Shareholders, Banks and Brokers
Call: (888) 275-7781 (domestic)
(781) 236-4943 (international)
Email: manchesterunited@georgeson.com